Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Lisa Hawks, Director of Public Relations	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Second-Quarter Revenue
From Continuing Operations
Increases 17% To $5.39 Billion

Company expects Q2 earnings from continuing operations of 41 to 43 cents per diluted share, compared with analysts’ consensus of 40 cents

Second-Quarter Revenue Summary — Fiscal 2004

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain(1)
Continuing Operations(2)	$5.39	17%	7.5%
Domestic	$4.91	14%	7.8%
International	$0.48	44%	4.1%

Year-to-Date Revenue Summary — Fiscal 2004

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain(1)
Continuing Operations(2)	$10.06	14%	5.0%
Domestic	$9.19	12%	5.2%
International	$0.87	36%	2.2%

(1)

Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the impact of fluctuations in foreign currency exchange rates. It also excludes Musicland revenue, which is included in discontinued operations.

(2)	Excludes Musicland revenue through the date of sale; Musicland has been classified as discontinued operations for all periods presented.

MINNEAPOLIS, Sept. 4, 2003 — Best Buy Co., Inc. (NYSE: BBY) today reported that revenue from continuing operations rose 17 percent to $5.39 billion for the fiscal quarter ended Aug. 30, 2003, compared with $4.62 billion for the Company’s fiscal 2003 second quarter. The Company also said it expects second-quarter earnings from continuing operations of 41 to 43 cents per diluted share, compared with the current analysts’ consensus estimate of 40 cents per diluted share.

The second-quarter revenue increase was driven by a comparable store sales gain of 7.5 percent, as well as the addition of 74 stores in the past 12 months. The updated earnings guidance, which was at the high end of the Company’s prior guidance, reflected the higher-than-anticipated comparable store sales gain, driven by strong sales of computers during the back-to-school season.

“Very strong sales volume, an improved gross profit rate and our ‘efficient enterprise’ strategy have positioned us for an outstanding fiscal second quarter,” said Brad Anderson, vice chairman and CEO of Best Buy. “We believe this strong performance resulted from higher customer traffic levels in our stores, which were driven in part by the federal tax refunds received by consumers; our employees’ superior commitment and execution; and market share gains.”

Sales Gains at U.S. Best Buy Stores Lead the Group

Revenue for the domestic segment, which includes U.S. Best Buy stores and Magnolia Audio Video stores, rose 14 percent in the second quarter to $4.91 billion, reflecting a domestic comparable store sales gain of 7.8 percent and the addition of 51 U.S. Best Buy stores as well as four Magnolia Audio Video stores in the past 12 months. The sales gain was driven by a combination of significantly higher levels of customer traffic and a modest improvement in the average amount spent by customers. All U.S. regions for Best Buy posted comparable store sales gains, with the home office and consumer electronics categories experiencing the largest revenue improvement in the quarter. During the quarter, Best Buy launched a customer loyalty program, Reward Zone, which was favorably received by customers. At Magnolia Hi-Fi, which is now doing business as Magnolia Audio Video, revenue for the second quarter rose 10 percent to approximately $30 million, reflecting the impact of stores opened in the past 12 months. The revenue growth at the Seattle-based retailer was partially offset by a comparable store sales decline of 5.9 percent.

For the international segment, which is comprised of Future Shop stores and Canadian Best Buy stores, revenue totaled approximately $480 million, an increase of 44 percent compared with the prior year’s second quarter. The second-quarter revenue increase reflected the addition of six Future Shop stores and 13 Canadian Best Buy stores in the past 12 months. In addition, the international segment had a comparable store sales gain of 4.1 percent primarily due to increases in both customer traffic and the average amount spent by customers. The international comparable store sales gain included a strong gain in online revenue, resulting from increased online traffic. International stores’ sales of digital cameras, digital televisions, MP3 players and many home office products showed strength in the quarter.

In the first half of fiscal 2004, total revenue from continuing operations increased 14 percent over that of the same period of the prior year, driven by the addition of new stores and a comparable store sales gain of 5.0 percent. Domestic and international revenue grew 12 percent and 36 percent, respectively, in the same six-month period.

The Company opened 14 U.S. Best Buy stores during its fiscal second quarter, including three of its 45,000-square-foot stores and 11 of its 30,000-square-foot stores. During the quarter the Company also opened three of its 36,000-square-foot and one of its 30,000-square-foot Best Buy stores in Canada and two Future Shop stores, with the latter measuring 28,000 and 20,000 square feet, respectively. Magnolia Audio Video opened a 13,000-square-foot store during the quarter. Continuing operations’ total retail square footage increased by approximately 2.4 percent during the quarter to 27.7 million square feet at period-end. The Company currently operates 566 U.S. Best Buy stores and 20 Magnolia Audio Video stores in the domestic segment, and 106 Future Shop stores and 14 Canadian Best Buy stores in the international segment.

Home Office Category Sales Lead the Growth in the Quarter

The Company’s revenue mix from continuing operations, by major product category, is shown below.

Product Revenue Mix Summary — Continuing Operations

	Second Quarter Ended		Six Months Ended
Product Category	Aug. 30, 2003	Aug. 31, 2002	Aug. 30, 2003	Aug. 31, 2002
Home Office	39%	36%	37%	36%
Consumer Electronics	35%	36%	36%	36%
Entertainment Software	19%	20%	20%	20%
Appliances	7%	8%	7%	8%
Total	100%	100%	100%	100%

Due primarily to increased revenue from notebook computers, revenue from the home office category increased in the mix during the second quarter. The comparable store sales gain in notebook computers was in the strong double digits; in addition, comparable store sales of desktop computers reversed recent trends, gaining by the high single digits. The category benefited from increased use of computers as media servers, the rising popularity of digital photography and technology advances.

The consumer electronics category declined slightly in the revenue mix for the quarter despite a comparable store sales gain that reflected increasing demand for digital, plasma and LCD televisions, as well as the rising popularity of digital cameras and camcorders. Comparable store sales of digital televisions increased by the strong double digits. The Company significantly expanded its assortment of digital televisions during the second quarter, in response to heightened consumer interest in these products.

Revenue from entertainment software also declined in the mix, although comparable store sales for the category increased by the low single digits for the quarter. Comparable store sales of DVDs increased by strong double-digits and were supported by sales of popular new releases. These gains were largely offset by a comparable store sales decline in CDs and video game hardware and software.

Appliances declined in the revenue mix, as a cool June limited demand for air conditioners and refrigeration. The appliances category posted a comparable store sales decline in the low-single digits. The Company improved its assortment of appliances in the quarter, including a new special order system and the launch of appliances on BestBuy.com.

Digital products — including digital, plasma and LCD TVs; digital cameras and camcorders; DVD hardware and software; cellular telephones and digital broadcast systems — comprised 24 percent of revenue in the second quarter of fiscal 2004, up from 20 percent in the same period last year.

Company Second-Quarter Earnings Guidance At High End Of Range

The Company updated its guidance for second-quarter earnings from continuing operations to a range of 41 to 43 cents per diluted share, at the high end of its prior guidance of 37 to 42 cents per diluted share issued on Aug. 7. Earnings from continuing operations for the second quarter of fiscal 2003 were 24 cents per diluted share.

“This quarter exemplifies the degree of operating income leverage we can achieve when we focus on our four strategic priorities,” stated Darren Jackson, executive vice president - finance and chief financial officer. “We put together a powerful combination of outstanding comparable store sales gains, an improving gross profit rate and tight expense controls. Working together, these factors can leverage a 17-percent revenue gain into a 75-percent increase in earnings per share versus the prior year.

“In light of our second-quarter guidance, we are raising our earnings guidance for fiscal 2004 to a new range of $2.30 to $2.35 per diluted share from continuing operations, a 22-percent increase compared with $1.91 per diluted share for fiscal 2003. We expect to provide our initial guidance for the third and fourth quarters during our earnings conference call on Wednesday, Sept. 17,” Jackson added. “Meanwhile, I would like to publicly thank our employees for their diligence in pursuing opportunities for operating income rate improvement, while driving increased customer traffic.”

Best Buy is scheduled to release its fiscal second-quarter earnings before the stock market opens on Wednesday, Sept. 17. Its earnings conference call is scheduled to begin at 10 a.m. EDT on Sept. 17 and will be available on its Web site both live and after the call, at www.BestBuy.com. Investors may access the call by clicking on “For Our Investors” and the “News Releases” link. The Company also is presenting at the Goldman Sachs 10th annual global retailing conference on the morning of Sept. 5 and is planning to Web cast the presentation on its Web site both live and after the call. Investors may access the Web cast by clicking on “For Our Investors” and the “Presentations” link.

Discontinued Operations

The Musicland Group, Inc., previously a wholly-owned, indirect subsidiary, was acquired by Sun Capital Partners Inc. as of June 16, 2003. Through the date of the transaction, Musicland had second-quarter revenue of $50 million versus revenue of $380 million for the full second quarter of fiscal 2003. Year-to-date through June 16, 2003, Musicland contributed revenue of $350 million, compared with revenue of $770 million for the first full six months of fiscal 2003. Musicland financial results for all periods presented are included in discontinued operations.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The Company’s subsidiaries reach consumers through more than 700 retail stores in the United States and Canada.

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